Exhibit (k)(3)

Pershing Square USA, Ltd.

SHARE ISSUANCE AGREEMENT

THIS SHARE ISSUANCE AGREEMENT (this “Agreement”) is made as of [●], 2026 between Pershing Square USA, Ltd., a Delaware statutory trust (“PSUS”), and Pershing Square Inc., a Nevada corporation (“PS Inc.”).

WITNESSETH

WHEREAS, PSUS and PS Inc. have filed a registration statement on Form N-2 and PS Inc. has filed a registration statement on Form S-1 (together, the “Registration Statements”), with the Securities and Exchange Commission (the “SEC”), each of which has been declared effective by the SEC, for a combined initial public offering of common shares of beneficial interest of PSUS (“PSUS Shares”) and common stock of PS Inc. (“PSI Common Stock”) (the “Combined Offering”); and

WHEREAS, PSUS, PS Inc. and Pershing Square Capital Management, L.P. are concurrently entering into an underwriting agreement (the “Underwriting Agreement”) with a group of underwriters (the “Underwriters”) led by Citigroup Global Markets Inc., UBS Securities LLC, BofA Securities, Inc., Jefferies LLC and Wells Fargo Securities, LLC, in connection with the Combined Offering, pursuant to which PSUS has agreed to issue and sell to PS Inc. for resale to the Underwriters, and the Underwriters have agreed to purchase from PS Inc. at the Firm Shares Closing Time (as defined in the Underwriting Agreement) an aggregate of [•] PSUS Shares (the “Resale Shares”), subject to the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, the parties agree as follows:

1.          Share Issuance and Delivery of Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), (i) PSUS shall issue and sell to PS Inc., and PS Inc. shall purchase from PSUS, a number of PSUS Shares equal to the number of Resale Shares (the “Share Issuance” and such shares, the “Primary Issuance Shares”), which Primary Issuance Shares shall immediately thereafter be delivered for resale by PS Inc. to the Underwriters pursuant to the Underwriting Agreement and (ii) PS Inc. shall deliver or cause to be delivered to PSUS an amount by wire transfer of immediately available funds that is equal to the net proceeds to be received by PS Inc. from the Underwriters in respect of the Resale Shares pursuant to the Underwriting Agreement (such amount, the “Purchase Price”) and represents a price per Resale Share of $50.00 less the applicable sales load.

2.          Time and Place of Closing.  The closing of the Share Issuance (the “Closing”) shall take place concurrent with the Firm Shares Closing Time; provided, that, at the Closing all of the conditions set forth in Section 5 and Section 6 hereof shall have been satisfied or waived by the party entitled to the benefits thereto.

3.          Representations and Warranties of PS Inc..  PS Inc. hereby represents and warrants to PSUS as of the date hereof as follows:

(a)
Organization and Authority.  (i) PS Inc. is duly incorporated or organized, validly existing and in good standing under the laws of Nevada and has all necessary entity power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby, (ii) the execution and delivery of this Agreement by PS Inc. and the performance by it of its obligations hereunder have been duly authorized by all requisite corporate action on its part and (iii) this Agreement has been duly executed and delivered by PS Inc., and (assuming due authorization, execution and delivery by PSUS) this Agreement constitutes a legal, valid and binding obligation of PS Inc. enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

(b)
No Conflicts. The execution, delivery and performance of this Agreement by PS Inc. does not (i) violate, conflict with or result in the breach of any provision of PS Inc.’s articles of incorporation or bylaws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to PS Inc. or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which PS Inc. is bound, except to the extent that any conflict, breach, default or other violation under clause (ii) or (iii) above would not reasonably be expected to have a material adverse effect on PS Inc. and its subsidiaries, taken as a whole.

4.          Representations and Warranties of PSUS.  PSUS hereby represents and warrants to PS Inc. as of the date hereof as follows:

(a)
Organization and Authority.  (i) PSUS has been duly organized and is validly existing as a statutory trust under the laws of the State of Delaware and has all necessary trust power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby, (ii) the execution and delivery of this Agreement, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite trust action on its part and (iii) this Agreement has been duly executed and delivered by PSUS, and (assuming due authorization, execution and delivery by PS Inc.) this Agreement constitutes a legal, valid and binding obligation of PSUS enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

(b)
No Conflicts.  The execution, delivery and performance of this Agreement by PSUS does not (i) violate, conflict with or result in the breach of any provision of PSUS’s declaration of trust or bylaws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to PSUS or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which PSUS is bound, except to the extent that any conflict, breach, default or other violation under clause (ii) or (iii) above would not reasonably be expected to have a material adverse effect on PSUS and its subsidiaries, taken as a whole.

(c)
Valid Issuance of Issued Shares; Capitalization.  The Primary Issuance Shares have been duly authorized and when delivered to PS Inc. against payment of the Purchase Price (which Purchase Price represents a price per Resale Share that is not less than the net asset value per share thereof determined not less than 48 hours prior to the date hereof) will be validly issued, fully paid and nonassessable, and the issuance of the Primary Issuance Shares is not subject to the preemptive or other similar rights of any securityholder of PSUS.

5.          Conditions to the Obligations of PSUS.  The obligation of PSUS to consummate the Closing is subject to the fulfillment (or waiver in writing by PSUS), as of the Closing, of the following conditions precedent:

(a)
Representations and Warranties.  Each of the representations and warranties of PS Inc. set forth in Section 3 shall be true and correct.

(b)
Satisfaction of Closing Conditions under the Underwriting Agreement. Each of the closing conditions set forth in Section 7 of the Underwriting Agreement shall have been satisfied or waived in accordance with its terms such that the Firm Shares Closing Time shall occur concurrent with the Closing under this Agreement.

6.          Conditions to the Obligations of PS Inc..  The obligation of PS Inc. to consummate the Closing is subject to the fulfillment (or waiver in writing by PS Inc.), as of the Closing, of the following conditions precedent:

(a)
Representations and Warranties.  Each of the representations and warranties of PSUS set forth in Section 4 shall be true and correct.

(b)
Satisfaction of Closing Conditions under the Underwriting Agreement. Each of the closing conditions set forth in Section 7 of the Underwriting Agreement shall have been satisfied or waived in accordance with its terms such that the Firm Shares Closing Time shall occur concurrent with the Closing under this Agreement.

7.          Termination.  This Agreement may be terminated (a) by written mutual consent of PSUS and PS Inc. or (b) automatically at such date and time as the Underwriting Agreement has been terminated in accordance with its terms.

8.          Notices.  All notices and other communications hereunder shall be in writing as set forth below.  All notices shall be (a) mailed by United States registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office, (b) sent by email, or (c) sent by any reputable overnight courier service (with all fees prepaid).  All notices shall only be considered to have been given (and to be effective) (i) if sent by United States mail, upon receipt, (ii) if sent by email, on the date received (provided, that no auto-generated error or non-delivery message is generated in response thereto) or (iii) if sent by courier, on the date of receipt.  Notices may also be delivered by hand, in which case they shall be considered to have been given (and to be effective) on the date of receipt:

(a)	if to PSUS:

Pershing Square USA, Ltd.
787 Eleventh Avenue, 9th Floor
New York, New York 10019
Attention: Chief Legal Officer (email: legal@persq.com)

(b)	if to PS Inc.:

Pershing Square, Inc.
787 Eleventh Avenue, 9th Floor
New York, New York 10019

Attention: Chief Legal Officer (email: legal@persq.com)

9.          Miscellaneous.

(a)
Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws rules that would cause the laws of another State to otherwise govern this letter agreement.  The parties hereto hereby (a) submit to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over an action or proceeding, to the personal jurisdiction of the United States District Court for the District of Delaware, and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)
Amendment and Waiver; Assignment.  This Agreement may only be amended, restated, supplemented or otherwise modified by an instrument in writing signed by each of the parties.  Any provision of this Agreement may be waived if, and only if, such amendment or waiver is in writing and is signed by the party with respect to which such waiver is applicable.

(c)
Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Share Issuance and payment of the Purchase Price be consummated as originally contemplated to the fullest extent possible.

(d)
Counterparts.  This Agreement may be executed and delivered (including by transmission of a .pdf file) in one or more counterparts, and by the different parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 9(d).

(e)
No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)
Construction.  The parties hereto are sophisticated and have been represented by attorneys throughout the Issuance who have carefully negotiated the provisions hereof.  As a consequence, each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereby waive the benefit of any rule of law, or any legal decision which would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

(g)
Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PERSHING SQUARE USA, LTD.

By:
Title:

PERSHING SQUARE INC.

By:
Title:

[Signature Page to PSUS Share Issuance Agreement]